UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)  September 23, 2014

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302, Knoxville, TN	37932
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(865) 223-6575

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02     Unregistered Sales of Equity Securities.

On September 23, 2014, we entered into a consulting agreement (the “Agreement”) with Nix Venture Partners, LLC (“NVP”), which is dated as of September 14, 2014, pursuant to which NVP has agreed to provide general strategic and business advice to us regarding capital structure, future development of our assets and related matters, as well as advice in connection with our contemplated acquisition of certain operating assets of Buccaneer Energy that we are currently considering, as previously announced (the “Buccaneer Acquisition”). Although the Agreement was finalized and executed on September 23, 2014, NVP has been providing the contemplated services to the Company on and prior to September 14, 2014, the date on which our Board of Directors authorized, subject to the execution of the Agreement, the Company's making the grants described in this disclosure.

As partial consideration under the Agreement in connection with the general strategic and business advice to our Company, we have agreed to issue a warrant to purchase 200,000 shares of our common stock to NVP or its nominee (the “Initial Warrant”). The Initial Warrant has an exercise price of $4.35 per share, which was the closing price of our common stock on September 14, 2014 (which was not itself a trading day), as reported on the New York Stock Exchange.

Additionally, conditioned upon the closing of the Buccaneer Acquisition, we have agreed to issue to NVP or its nominee an additional 400,000 shares of our common stock (the “Contingent Shares”) and an additional warrant to purchase 550,000 shares of our common stock (the “Contingent Warrant”). The exercise price per share applicable to the Contingent Warrant will be the closing price of our common stock as of the last trading day prior to the closing of the Buccaneer Acquisition, as reported on the New York Stock Exchange.

The Initial Warrant, Contingent Shares and Contingent Warrant discussed above will be issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2014	Miller Energy Resources, Inc.
By: /s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer